Castlight Health Announces Management & Board of Directors Changes

SAN FRANCISCO – June 11, 2018 – Castlight Health, Inc. (NYSE: CSLT), a leading health navigation provider, today announced the following changes to its management team and board of directors:

•	Maeve O’Meara, has been promoted to the newly created role of executive vice president of product and customer experience from her previous role as chief product officer;

•
Judith K. Verhave, chairwoman of the National Business Group on Health and a veteran human resources executive with over thirty years of experience, including fifteen years leading compensation and benefits for large global employers, has been appointed to the company’s board of directors; and

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Derek Newell, the former chief executive officer of Jiff until Castlight acquired the company more than a year ago, has stepped down from his roles as director and president. Newell will remain an advisor to chief executive officer John Doyle through September 30, 2018.

“Uniting Castlight’s product and customer experience teams under Maeve and adding Judy to our board reflect our commitment to deliver well-integrated health navigation solutions that address our customers’ and users’ most pressing needs,” said John Doyle, chief executive officer of Castlight Health. “On behalf of everyone at Castlight and the board of directors, I want to thank Derek for his many important contributions to Castlight. I am especially grateful for his partnership in combining Castlight and Jiff. We wish him the best in his future endeavors.”

“I am proud of the work we have done to transform Castlight into the leader in the health navigation category,” said Derek Newell. “With the integration of the two companies nearly complete, the time is right for me to focus on the next stage of my career. I wish John and the team continued success.”

Today, the company is also reiterating the full-year 2018 guidance it provided on May 10, 2018 as part of its financial results press release for the first quarter ended March 31, 2018.

About Judith K. Verhave
Verhave retired in April 2018 from BNY Mellon after ten years as executive vice president, global head of compensation and benefits, where she was responsible for the design and delivery of compensation, benefits, and wellbeing for the company’s 50,000 person global workforce. From 1989 to 2008, she held a number of human resources leadership positions at Fidelity Investments, including the role of executive vice president, global head of compensation and benefits from 2003 to 2008. Verhave currently serves as the chairwoman of the board for the National Business Group on Health, a non-profit association of more than 420 large, U.S. employers that provide health coverage for more than 50 million U.S. workers, retirees, and their families.

About Maeve O’Meara
O’Meara joined Castlight Health in 2010 and is responsible for leading Castlight’s product management, design, analytics, and customer experience teams. With close to eight years of experience at Castlight, she has held leadership roles in business development and product management, including leading the design, strategy and development of the predictive analytics engine that personalizes Castlight’s current health navigation packages. Most recently, O’Meara led the design and delivery of Anthem Engage, Castlight’s first combined wellbeing and care guidance offering. Prior to Castlight, O’Meara worked in venture capital with a focus on healthcare and consumer technology at Highland Capital Partners. She began her career at Bain & Company with a focus on provider, pharmaceutical, and consumer products strategy. O’Meara holds an MBA from Stanford Graduate School of Business and a BA from the University of Virginia.

About Castlight Health
Castlight is on a mission to make it as easy as humanly possible to navigate healthcare and live happier, healthier, more productive lives. Our health navigation platform connects with hundreds of health vendors, benefits resources, and plan designs, giving rise to the world’s first comprehensive app for all health needs. We guide individuals - based on their unique profile - to the best resources available to them, whether they are healthy, chronically ill, or actively seeking medical care. In doing so, we help companies regain control over rising healthcare costs and get more value from their benefits investments. Castlight revolutionized the healthcare sector with the introduction of data-driven price transparency tools in 2008 and the first consumer-grade wellbeing platform in 2012. Today, Castlight serves as the health navigation platform for millions of people and is a trusted partner to many of the largest employers in the world.

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This press release contains forward-looking statements about Castlight Health's expectations, plans, intentions, and strategies, including, but not limited to, statements regarding Castlight Health's management and board of directors, our expectations for future performance of our business, market growth and business conditions, future innovation by the company and future developments with respect to the digital healthcare industry. Statements including words such as "anticipate," "believe," "estimate," “guidance,” "will," "continue," "expect," or "future," and statements in the future tense are forward-looking statements. These forward-looking statements involve risks and uncertainties, as well as assumptions, which, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties include those described in Castlight Health's documents filed with or furnished to the Securities and Exchange Commission, including the risks set forth in our quarterly report on Form 10-Q for the quarter ended March 31, 2018. All forward-looking statements in this press release are based on information available to Castlight Health as of the date hereof. Castlight Health assumes no obligation to update these forward-looking statements.

Investor Contact:
Gary J. Fuges, CFA
ir@castlighthealth.com
415-829-1680

Media Contact:
Shannon Magill
press@castlighthealth.com
415-829-1500

Copyright 2018 Castlight Health, Inc. Castlight Health® is the registered trademark of Castlight Health, Inc. Other company and product names may be trademarks of the respective companies with which they are associated.